EXHIBIT 99.b

KOGER EQUITY, INC.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

KOGER	NEWS

Koger Issues 8-1/2% Series A Cumulative Redeemable Preferred Stock

BOCA RATON, Fla.—(BUSINESS WIRE)—September 10, 2003—Koger Equity, Inc. (NYSE:KE) today announced that it has issued today 2,990,000 shares of 8-1/2% Series A Cumulative Redeemable Preferred Stock, including 390,000 shares issued in connection with the exercise of an overallotment option granted to the underwriter. The Series A Preferred Stock has a $25 liquidation value per share and will be redeemable at the Company’s option on or after September 10, 2008. Morgan Stanley acted as underwriter of the offering.

The offering results in approximately $72.1 million in net proceeds, which will be used to fund the previously announced acquisition of the Rosemeade Building and CIGNA Plaza in Dallas, Texas, anticipated to close this month, with the remaining proceeds used to pay down the Company’s secured revolving credit facility and for general corporate purposes.

Tom Crocker, Chief Executive Officer, stated: “We are pleased to complete this offering, which further strengthens the Company’s capital structure. As part of our long-term investment strategy of investing in markets with a diversified and growing economic base with proven liquidity, a stronger balance sheet provides us with additional resources to pursue future opportunities.”

The Series A Preferred Stock shares are expected to be traded on the New York Stock Exchange under the ticker symbol “KE PRA”. Trading of these shares on the New York Stock Exchange is expected to begin on October 10, 2003. The first dividend will be payable on December 15, 2003 and will be for an amount equal to the full quarterly dividend plus an amount for the six-day period from the issuance date of September 10, 2003 through September 15, 2003.

Certain matters discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating, and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the United States Securities and Exchange Commission.

Koger Equity, Inc. owns and operates 124 office buildings, containing 8.93 million rentable square feet, primarily located within 16 suburban office projects in nine cities in the Southeastern United States and Houston, Texas. Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger’s website at www.koger.com.